UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                     Commission File Number: 333-121914-02

                      Morgan Stanley ABS Capital I Inc.
              (Exact name of registrant as specified in its charter)

                  1585 Broadway 2nd Floor, New York, NY  10036
                               (212) 761-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  MORGAN STANLEY HOME EQUITY LOAN TRUST 2005-2
               MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2005-2
          CLASS A-1ss, CLASS A-1mz, CLASS A-2a, CLASS A-2b, CLASS A-2c,
            CLASS M-1, CLASS M-2, CLASS M-3, CLASS M-4, CLASS M-5,
                   CLASS M-6, CLASS B-1, CLASS B-2, CLASS B-3
           (Title of each class of securities covered by this Form)

                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  14

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 4, 2006      By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 As Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                        ACCOUNT HOLDER CERTIFICATION

                MORGAN STANLEY HOME EQUITY LOAN TRUST 2005-2
               MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2005-2

                     Commission File Number:  333-121914-02

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2005

              CLASS A-1mz                     1

              CLASS A-1ss                     1

              CLASS A-2a                      1

              CLASS A-2b                      1

              CLASS A-2c                      1

              CLASS M-1                       1

              CLASS M-2                       1

              CLASS M-3                       1

              CLASS M-4                       1

              CLASS M-5                       1

              CLASS M-6                       1

              CLASS B-1                       1

              CLASS B-2                       1

              CLASS B-3                       1


              TOTAL                      14


     Date:  January 4, 2006


                                  Deutsche Bank National Trust Company,
                                  not in its individual capacity,
                                  but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of May 1, 2005.


                                  By:  /s/ Katherine M. Wannenmacher
                                  Katherine M. Wannenmacher
                                  Vice President
                                  Deutsche Bank National Trust Company,
                                  As Trustee